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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 14 to Registration Statement No. 333-60515 of Hartford Life Insurance Company ICMG Registered Variable Life Separate Account A on Form N-6, of our report dated February 22, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's change in its method of accounting for certain nontraditional long-duration contracts and for separate accounts in
2004), relating to Hartford Life Insurance Company as of December 31, 2005 and 2004, and for each of the three years in the period ended December 31, 2005, and of our report dated February 22, 2006, relating to the statements of assets and liabilities of Hartford Life Insurance Company ICMG Registered Variable Life Separate Account A as of December 31, 2005, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the period ended December 31, 2005, both appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Statement of Additional Information.

/s/ Deloitte & Touche LLP
Hartford, Connecticut
April 3, 2006